EXHIBIT 9


                                                   FILED: SESSION OF JAN 23 2002
                                                      Approved as Recommended
                                                          and so Ordered
                                                        by the Commission

                                                     _________________________
                                                        JANET HAND DEIXLER
                                                            Secretary


                                STATE OF NEW YORK
                          DEPARTMENT OF PUBLIC SERVICE

                                                     ISSUED &
                                                     EFFECTIVE JAN 28 2002

                                            January 8, 2002

TO:            THE  COMMISSION

FROM:          OFFICE  OF  ACCOUNTING  AND  FINANCE

SUBJECT: CASE 01-G-1629 - Joint Petition of Duke Energy Corporation, Westcoast Energy Inc., and 3946509 Canada Inc. for Approval of Duke Energy Corporation's Request to Effect the Indirect Acquisition of Empire State Pipeline by Duke Energy Corporation.

SUMMARY  OF
RECOMMENDATION:     Staff  recommends  that the Commission grant approval, under
                    Sections  70  and  121(2)  of the Public Service Law for (a)
                    Duke Energy Corporation to acquire all of the outstanding stock of Westcoast Energy Inc.; and (b) for the transfer of Westcoast Energy Inc.'s interests in Empire State Pipeline's
                    Certificate of Environmental Compatibility and Public Need to Duke Energy Corporation, subject to the conditions set forth herein.

Introduction
------------
          By petition filed jointly on October 18, 2001, Duke Energy Corporation (Duke Energy), Westcoast Energy Inc. (Westcoast Energy), and 3946509 Canada Inc.
(CI)  seek  approval,  under  Sections  70  and 121(2) of the Public Service Law
(PSL), (1) for Duke Energy to acquire all of the outstanding capital stock of Westcoast Energy; and 2) for the transfer of Westcoast's interests in Empire State Pipeline's (Empire) Certificate of Environmental Compatibility and Public Need (CECPN) to Duke Energy.

CASE  01-G-1629

Background
----------
          Empire State Pipeline Corporation (ESPC) and St. Clair Pipeline Company (St. Clair) are gas corporations organized and existing under the Transportation Corporations Law of New York and are subject to the jurisdiction of the Commission. They are the sole co-tenants in Empire. ESPC and St. Clair each own, as tenants in common, an undivided ownership interest in Empire, which was constructed and is operated pursuant to a CECPN issued by the Commission on March 1, 1991, in Case 88-T-132. At the time of the Commission's issuance of the CECPN, Empire consisted of co-tenants ESPC and St. Clair. Under a Commission order issued November 15, 1993 in Case 93-T-0805, ESPC and St. Clair transferred a portion of their ownership, and of their rights, duties and obligations under the Certificate, to Energyline Corporation (Energyline).

          Subsequently, under a Commission Order issued September 18, 1996 in Case 96-T-0466, Energyline transferred its ownership interest, rights and obligations back to ESPC and St. Clair. All of the outstanding common stock of ESPC was owned by American Natural Resources Company (American Natural), which was an indirect subsidiary of The Coastal Corporation (Coastal). Coastal had an agreement to merge with El Paso Energy Corporation (El Paso) pending necessary approval by regulatory agencies. As part of ongoing review of such proposed merger by the Federal Trade Commission (FTC), Coastal agreed that American Natural would sell the outstanding shares of ESPC if the FTC approved the merger.

          Under a Stock Purchase and Sale Agreement dated November 6, 2000, American Natural sold Westcoast the outstanding stock of ESPC at a price of $75 million in cash. The Commission approved the sale of stock and the transfer of the CECPN to Westcoast in an order issued January 24, 2001 in Case 00-M-1988. The undivided co-tenant interests in Empire are now 50% ESPC and 50% St. Clair.

CASE  01-G-1629

Current  Petition
-----------------
          In this petition Duke Energy seeks Commission approval to acquire Westcoast Energy. Under the terms of the acquisition, Duke Energy will acquire all of the outstanding capital stock of Westcoast Energy in exchange for a combination of cash, Duke Energy common stock and exchangeable shares of CI, the wholly-owned Canadian subsidiary of Duke Energy, such that fifty percent of the consideration will be paid in cash and fifty percent in stock. Canadian residents are given the option of electing to receive either Duke Energy stock or, for tax deferral purposes, exchangeable stock of CI. The petition is silent on the affect of any premium on Empire. The Commission has traditionally not allowed the recovery of a premium in rates and there is no reason to do so here.

          Upon completion of the acquisition, Empire will continue to be owned by ESPC and St. Clair and operated by ESPC. It will remain under the jurisdiction of the Commission. ESPC and St. Clair will continue to be directly owned by Westcoast Energy Enterprises, which will become a subsidiary of Duke Energy.

Public  Interest  Considerations
--------------------------------
          The petitioners assert that the pipeline operated by Empire was certified by the Commission, inter alia, on the basis of the need for additional pipeline capacity in western New York, and the introduction of competition and choices in the transportation of natural gas to western and central New York. Duke Energy states that ESPC has operated the pipeline to those ends. The petitioners state that Westcoast Energy's strategically placed assets in growing supply regions coupled with Duke Energy's aggressive merchant skills, market knowledge and desire to be a leader in the development of new transportation infrastructure will strengthen the connection between the energy supply and energy markets, thereby enhancing development of competitive markets. Accordingly, petitioners assert that the proposed sale of the stock of ESPC and the

CASE  01-G-1629

transfer of ESPC's co-tenant interest in Empire's CECPN to Duke Energy are in the public interest.

          The company states further that, when the transaction is completed, the acquisition will present employees with the opportunity to enhance their careers as being part of a growth-oriented, well-managed multinational energy services company. Moreover, the petitioners believe safety as well as reliability will be enhanced with the integration of operations. Too, the petitioners believe that the acquisition will result in optimal work crew deployment and the availability of a larger pool of resources that will help Empire operate more efficiently. In light of these factors, petitioners believe this acquisition is in the public interest

          Standard & Poor's believes Duke Energy's acquisition of Westcoast Energy will have positive credit implications for both entities. In this regard, Duke Energy's credit rating of single "A" plus was affirmed and Westcoast Energy's credit rating of single "A" minus is on CreditWatch with positive implications. A higher credit rating equates to lower financing costs for Empire.

SEQRA  Review  Requirements
---------------------------
          The purpose of the State Environmental Quality Review Act (SEQRA) and its implementing regulations (6 NYCRR Part 617 and 16 NYCRR Part 7) is to incorporate the consideration of environmental factors into the existing planning, review and decision-making processes of state, regional and local government agencies at the earliest possible time. To accomplish this goal, SEQRA requires that all agencies determine whether the actions they are requested to approve may have significant impact on the environment, and, if it is determined that the action may have a significant adverse impact, prepare or request the applicant to prepare an environmental impact statement.

          Aside from approval by the Public Service Commission of the transactions that are the subject of the petition, no state or local permits or approvals are required. For that reason, a coordinated review is not required pursuant to SEQRA. As soon as

CASE  01-G-1629

an agency receives an application for approval of an action, it determines whether the action is subject to SEQRA. Staff has reviewed the definitions of Type I and Type II SEQRA actions contained in 6 NYCRR Sec.617.4, 617.5 and 16 NYCRR Sec.7.2. The approval for Empire State Pipeline Company, Inc. to transfer its co-tenant interest in Empire State Pipeline's Certificate of Environmental Compatibility and Public Need (CECPN) to Duke Energy is classified as a Type II action. There will be no material change in permit conditions or the scope of permitted activities, because the interest in the CECPN is merely being transferred to Duke Energy.

          However, the approval for Westcoast to transfer its stock to Duke Energy does not meet the definitions of either Type I or Type II actions, so it is classified as an "unlisted" action requiring SEQRA review. Therefore, it is proper for the Commission as lead agency to conduct an environmental assessment and to determine the significance of the actions proposed. To facilitate the environmental assessment, SEQRA requires applicants to submit a completed Environmental Assessment Form (EAF) describing and disclosing the likely impacts of their proposed actions. For unlisted actions, the short form EAF can be used.

          As part of the petition, Duke Energy submitted a short form EAF. Staff reviewed the EAF and the petition and determined that the unlisted actions proposed in this proceeding will result in the sale of Westcoast stock to Duke Energy. The unlisted actions will not lead to any changes in the operations of the pipeline. Consequently, there are no significant adverse environmental impacts associated with the unlisted actions. Staff concludes that the actions proposed in this proceeding will not have a significant effect on the environment based on the criteria for determining significance listed in 6 NYCRR Sec.617.7(c).

          Staff recommends that the Commission, as lead agency, determine that the actions proposed in the petition will not have a significant impact on the environment and adopt a negative

CASE  01-G-1629

declaration pursuant to SEQRA. A Notice of Determination of Non-Significance for this unlisted action should be issued, pursuant to SEQRA and is attached. The completed EAF will be retained in agency files.

Discussion
----------
          Notice of the petition was published pursuant to the State Administrative Procedure Act. No comments have been received from other parties during the public comment period.

          Based on the petitioners' representations and the opinion of Standard & Poor's, the proposed transaction is in the public interest. Empire did not seek to, nor should it be allowed to, recover any premium over book value in rates. The Commission's jurisdiction over Empire will in no way be hampered as long as Staff has access to the books and records of the partnership and its affiliates. Since Staff has no other objection to the proposal, staff recommends that the Commission approve the petition subject to the clauses in the above recommendation.

Recommendation
--------------
          It is recommend that:
          --------------------

          1. The petition be granted, under Sections 70 and 121(2) of the Public Service Law for (a) Duke Energy Corporation to acquire all of the outstanding stock of Westcoast Energy Inc.; and (b) for the transfer of Westcoast Energy Inc.'s interests in Empire State Pipeline's Certificate of Environmental Compatibility and Public Need to Duke Energy Corporation, subject to the following conditions:

               (a) the transaction shall have no harmful effect on the rates charged by Empire State Pipeline;

               (b) Empire State Pipeline shall neither record on its books nor recover in rates the premium over book value being paid by Duke Energy Corporation to acquire its ownership interest;

               (c) the PSC staff shall have access to the books and records of Empire State pipeline and, with

CASE  01-G-1629

                    appropriate confidentiality protections, access to the books and records of its affiliates; and

               (d) Empire State Pipeline shall bring these records to New York when requested or compensate the Department for its out of state travel

          2.   The  proceeding  be  continued.

Respectfully  submitted,

/s/  Patrick  J.  Barry
---------------------------------------
PATRICK  J.  BARRY

Associate Utility Financial Analyst

Reviewed:

/s/  William  R.  Heinrich
---------------------------------------
WILLIAM  R.  HEINRICH

Public  Utilities  Auditor  IV

/s/  Thomas  Coonan
---------------------------------------
THOMAS  COONAN

Utility  Operations  Examiner  IV

/s/  Leonard  Van  Ryn
---------------------------------------
LEONARD  VAN  RYN

Assistant  Counsel

Approved:

RICHARD  L.  ANSALDO

Chief, Office of Accounting and Finance

/s/  Richard  L.  Ansaldo
---------------------------------------

                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

CASE  01-G-1629  -  Joint  Petition of Duke Energy Corporation, Westcoast Energy
                    Inc., and 394609 Canada Inc. for Approval of Duke Energy Corporation's Request to Effect the Indirect Acquisition of Empire State Pipeline by Duke Energy Corporation.



                           NOTICE OF DETERMINATION OF
                                NON-SIGNIFICANCE

          NOTICE is hereby given that an Environmental Impact Statement will not be prepared in connection with the approval by the Public Service Commission of Duke Energy Corporation's acquisition of the stock of Westcoast Energy, Inc., based on our determination, in accordance with Article VIII of the Environmental Conservation Law, that such action will not have a significant adverse affect on the environment. The exercise of this approval is an unlisted action, as defined in 6 NYCRR Sec.617.2(a)(i).

          Based on a review of the record, we find that the proposed action, which will result in Duke Energy Corporation replacing Westcoast Energy, Inc. as the ultimate owner of the Empire State Pipeline Corporation, will not have a significant adverse environmental impact. The change in ultimate ownership will not result in any physical alteration or changes to the operations of the Empire State Pipeline.

          The address of the Public Service Commission, the lead agency for the purposes of the environmental quality review of this project, is Three Empire State Plaza, Albany, New York 12223-1350. Questions may be directed to Leonard Van Ryn at (518) 473-7136, or the address above.

                                        JANET HAND DEIXLER
                                            Secretary

---------------------
|PROJECT I.D. NUMBER|
|                   |
---------------------                617.20                                 SEQR
                                   Appendix C
                       State Environmental Quality Review
                      SHORT ENVIRONMENTAL ASSESSMENT FORM
                            For UNLISTED ACTIONS Only

Part I - PROJECT INFORMATION  (To be completed by Applicant or Project sponsor)
--------------------------------------------------------------------------------
1.  APPLICANT/SPONSOR                    2.  PROJECT NAME
      Duke Energy Corporation                  Duke Energy Corporation
      Westcoast Energy Inc.,                   Acquisition of stock of Westcoast
      3946509 Canada Inc.                      Energy, Inc.
---------------------------------------  ---------------------------------------
3.  Project Location
      Municipality                         Country
          See Attachment Items 3 and 4          See Attachment Items 3 and 4
--------------------------------------------------------------------------------
4.  PRECISE LOCATION (Street address and road instructions, prominent landmarks etc., or provide map)

      See Attachment Items 3 and 4

--------------------------------------------------------------------------------
5.  IS PROPOSED ACTION

    [x] New    [ ] Expansion    [ ] Modification/alteration
--------------------------------------------------------------------------------
6.  DESCRIBE PROJECT BRIEFLY
      The proposed action is a request for Public Service Commission approval of the sale of Westcoast Energy Inc. capital stock to Duke Energy Corporation and 3946509 Canada Inc., and such other approvals as the Commission deems necessary. There are no planned sales of any existing facilities presently held by Empire State Pipeline, and no construction of new facilities is planned in connection with the transaction.
--------------------------------------------------------------------------------
7.  AMOUNT OF LAND AFFECTED

    Initially  N/A  acres  N/A        Ultimately  N/A acres
              ----                               ----
--------------------------------------------------------------------------------
8. WILL PROPOSED ACTION COMPLY WITH EXISTING ZONING OR OTHER EXISTING LAND USE RESTRICTIONS?
    [x]  Yes   [ ]  No     If No, describe briefly      The  proposed  action is
    administrative in nature. It does not involve construction of new facilities or the alteration or removal of existing facilities. No short-term, long-term or adverse impacts to the land will occur as a result of the transaction. Empire State Pipeline will maintain existing permits, licenses and approvals.
--------------------------------------------------------------------------------
9.  WHAT IS PRESENT LAND USE IN VICINITY OF PROJECT?
    [ ] Residencies  [ ] Industrial  [ ] Commercial  [ ] Park/Forest/Open space
    [ ] Other
    DESCRIBE

           Not Applicable
--------------------------------------------------------------------------------
10. DOES ACTION INVOLVE A PERMIT APPROVAL, OR FUNDING, NOW OR ULTIMATELY FROM ANY OTHER GOVERNMENTAL AGENCY (FEDERAL STATE OR LOCAL)?
     [x] Yes  [ ] No   If yes list agency(s) and permits/approvals

           See Attachment Item 10
--------------------------------------------------------------------------------
11.  DOES ANY ASPECT OF THE ACTION HAVE A CURRENTLY VALID PERMIT OR APPROVAL?
     [x] Yes    [ ] No    If yes list agency name and permit/approval

           See Attachment Item 11
--------------------------------------------------------------------------------
12. AS A RESULT OF PROPOSED ACTION WILL EXISTING PERMIT/APPROVAL REQUIRE MODIFICATION?
     [ ] Yes   [x] No
--------------------------------------------------------------------------------
          I CERTIFY THAT THE INFORMATION PROVIDED ABOVE IS TRUE TO THE
                              BEST OF MY KNOWLEDGE

Applicant/sponsor name:  Duke Energy Corporation.  Westcoast Energy Inc. and
                         ---------------------------------------------------
                         3946509 Canada Inc.
                         -------------------
                  Date:  October 12, 2001
                         ----------------
             Signature:  /s/
                         -------------------------------------------------
                         Group President, Energy Transmission, Duke Energy Corporation
--------------------------------------------------------------------------------

 If the action is in the Coastal Area, and you are a state agency, complete the Coastal Assessment Form before proceeding with the assessment.


                                      OVER
                                        1

PART II - ENVIRONMENTAL ASSESSMENT (To be completed by Agency)
--------------------------------------------------------------------------------
A.  DOES ACTION EXCEED ANY TYPE I THRESHOLD IN 6 NYCRR PART 617.47     If yes,
     coordinate the review process and use the FULL EAF.
    [ ] Yes   [x] No
--------------------------------------------------------------------------------
B.  WILL ACTION RECEIVE COORDINATED REVIEW AS PROVIDED FOR UNLISTED ACTIONS IN
    6 NYCRR PART 617.57.  If no, a negative declaration may be superseded by another involved agency.
    [ ] Yes   [x] No
--------------------------------------------------------------------------------
C.  COULD ACTION RESULT IN ANY ADVERSE EFFECTS ASSOCIATED WITH THE FOLLOWING:
    (Answers may be handwritten, if legible)
    C1. Existing air quality, surface or groundwater quality or quantity, noise levels, existing traffic patterns, solid waste production or disposal, potential for erosion, drainage, or flooding problems? Explain briefly:
         The action is approval of the transfer of stock and ownership of a gas corporation; no changes in operation or uses of the gas corporation will **

    C2. AESTHETIC, AGRICULTURE, ARCHEOLOGICAL, HISTORIC, OR OTHER NATURAL OR CULTURAL RESOURCES; OR COMMUNITY OR NEIGHBORHOOD CHARACTER? Explain briefly:



    C3. VEGETATION OR FAUNA, FISH, SHELLFISH, OR WILDLIFE SPECIES, SIGNIFICANT HABITATS, OR THREATENED OR ENDANGERED SPECIES? Explain briefly:



    C4. A COMMUNITY'S EXISTING PLANTS OR GOALS AS OFFICIALLY ADOPTED, OR A CHANGE IN INTENSITY OF USE OF LAND OR OTHER NATURAL RESOURCES? Explain briefly:



    C5. GROWTH, SUBSEQUENT DEVELOPMENT, OR RELATED ACTIVITIES LIKELY TO BE INDUCED BY THE PROPOSED ACTION? Explain briefly:



    C6. LONG TERM, SHORT TERM, CUMULATIVE, OR OTHER EFFECTS NOT IDENTIFIED IN C1-CS? Explain briefly.


    C7. OTHER IMPACTS (INCLUDING CHANGES IN USE OF EITHER QUANTITY OR TYPE OF ENERGY)? Explain briefly:
         ** result.  There will be no material difference between the action and no action alternatives. Therefore, approval will have no adverse environmental impacts.
--------------------------------------------------------------------------------
D. WILL THE PROJECT HAVE AN IMPACT ON THE ENVIRONMENTAL CHARACTERISTICS THAT CAUSED THE ESTABLISHMENT OF A CEA?
    [ ] Yes   [x] No
--------------------------------------------------------------------------------
E. IS THERE OR IS THERE LIKELY TO BE CONTROVERSY RELATED TO POTENTIAL ADVERSE ENVIRONMENTAL IMPACTS?
    [ ] Yes   [x] No   If Yes, explain briefly

--------------------------------------------------------------------------------

PART III - DETERMINATION OF SIGNIFICANCE (To be completed by Agency)

  INSTRUCTIONS: For each adverse effect identified above, determine whether it is substantial, large, important, or otherwise significant. Each effect should be assessed in connection with its (a) setting (i.e. urban or rural);
  (b) probability of occurring; (c) duration; (d) irreversibility; (e) geographic scope; and (f) magnitude. If necessary, add attachments or reference supporting materials. Ensure that explanations contain sufficient detail to show that all relevant adverse impacts have been identified and adequately addressed. If question D of Part II was checked yes, the determination and significance must evaluate the potential impact of the proposed action on the environmental characteristics of the CEA.

--------------------------------------------------------------------------------
[ ] Check this box if you have identified one or more potentially large or significant impacts which MAY occur. Then proceed directly to the FULL EAF and/or prepare a positive declaration.

[x] Check this box if you have determined, based on the information and analysis above and any supporting documentation, that the proposed action WILL NOT result in any significant adverse environmental impacts AND provide on attachments as necessary, the reasons supporting this determination:

                  New York State Department of Public Service
--------------------------------------------------------------------------------
                              Name or Lead Agency

Leonard Van Ryn                                        Assistant Counsel
------------------------------------------   -----------------------------------
Print or type Name of Responsible Officer        Title of Responsible Officer
in Lead Agency

/s/  Leonard Van Ryn
----------------------------------------   -------------------------------------
Signature of Responsible Officer in        Signature of Preparor (if Different
Lead Agency                                        responsible officer)

                               January 2, 2002
                        ----------------------------
                                      Date

                          ATTACHMENT TO SEQR SHORT FORM
            DUKE ENERGY CORPORATION ACQUISITION OF WESTCOAST ENERGY
                                      INC.

SEQR  FORM  ITEMS  3  AND  4

     Duke Energy Corporation, a North Carolina corporation, is a multinational energy company which owns and manages a portfolio of natural gas and electric supply, delivery and trading businesses.

     Westcoast Energy Inc., a Canadian corporation, is a leading natural gas company engaged in the purchase, sale, distribution and transportation of natural gas and electric power generation and operates major transmission interconnections from Canada into the United States. Through a series of subsidiaries, Westcoast Energy indirectly owns the Empire State Pipeline.

     Empire State Pipeline is an intrastate regulated gas transmission pipeline, certificated by the Public Service Commission, extending approximately 157 miles eastward from a point of interconnection on the border with Canada located in the Niagara River, Town of Grand Island, Erie County, to the Town of Schroeppel, Oswego County.

     3946509 Canada Inc., a Canadian corporation, is a wholly-owned subsidiary of Duke Energy Corporation formed solely for the purpose of facilitating the acquisition of Westcoast Energy stock from Canadian residents.

SEQR  Form  Item  10

     Petitions will be made individually and jointly, as appropriate, for approval of the acquisition of stock to the following agencies of the United States, Canada and Mexico:

     New York State Public Service Commission
     Securities and Exchange Commission
     Hart-Scott Rodino (Federal Trade Commission and
        Department of Justice)
     North Carolina Utilities Commission
     South Carolina Public Service Commission
     Federal Energy Regulatory Commission ("FERC")1
     Supreme Court of British Columbia
     Investment Review Division of Industry Canada
       And  Minister  of  Industry
     Competition  Bureau  of  Canada
     Columbia  Utilities  Commission
     Mexico  Federal  Competition  Commission




__________
1 Petitioners are currently considering whether FERC approval for the transfer of a power marketing certificate is necessary.

SEQR  Form  Item  11

     The Public Service Commission, in Opinion No. 91-3, issued March 1, 1991, granted a Certificate of Environmental Compatibility and Public Need ("Certificate") for the operation of the Empire State Pipeline. The acquisition will not affect the operation of the Empire State Pipeline or change the holder of the Certificate. Empire State Pipeline will continue to operate in accordance with the Certificate and any other Federal, State or local permitting and regulatory requirements.

Form  50

State  of  New  York        )     ss.:
Public Service Commission   )

                          THE PRECEDING COPY HAS BEEN COMPARED WITH THE ORIGINAL
Memorandum/Order in the Matter of Joint Petition of Duke Energy Corporation, Westcoast Energy Inc., and 3946509 Canada Inc. for Approval of Duke Energy Corporation's Request to Effect the Indirect Acquisition of Empire State
Pipeline  by  Duke  Energy  Corporation.  Case(s)  01-G-1629

                                         (Issued and Effective January 28, 2002)
ON FILE IN THIS OFFICE, AND I DO HEREBY CERTIFY THE SAME TO BE A CORRECT TRANSCRIPT THEREFROM AND OF THE WHOLE THEREOF.


                                 WITNESS my hand and the seal of the Public
  (SEAL) Service Commission, at the city of Albany, this twenty-eighth day of January two thousand two.


                                                    /s/  Janet Hand Deixler
                                                    ----------------------------
                                                                      Secretary